EXHIBIT 99.1



 Ligand Pharmaceuticals Completes Sale of AVINZA to King Pharmaceuticals

SAN DIEGO (February 26, 2007) - Ligand Pharmaceuticals Incorporated
         (NASDAQ:LGND) announced today the completion of the sale of AVINZA(R) (morphine sulfate extended-release capsules)and associated assets to King Pharmaceuticals, Inc. (NYSE: KG) in exchange for cash and royalties. With the closing of thetransaction, Ligand's remaining commercial operations have transferred to King. Ligand is evaluating methods of returning cash to the shareholders from this and previous asset sales by Ligand. Ligand received $295 million in cash at the closing from King. The net cash amount represents a purchase price of $246 million which includes certain inventory-related adjustments, plus approximately $49 million in reimbursement of payments to Organon and others. Of the net cash proceeds, $15 million are set aside in an escrow account to fund potential indemnity claims by King under the purchase agreement between the companies. There will be post-closing fees and expenses associated with the deal.
         In addition to the cash consideration, King will pay Ligand a 15% royalty during the first 20 months after the closing of the asset sale. Subsequent royalty payments will be based upon calendar year net sales. If King's calendar year net sales are less than $200 million, the royalty payment will be 5% of King's sales for that year. If King's sales are between $200 million and $250 million, then the royalty payment will be 10% of sales. If sales exceed $250 million, the royalty will be 10% of sales up to $250 million and 15% of sales above $250 million. King also assumed future royalty payments owed to Organon and all other existing AVINZA royalty obligations.
         "The completion of the sale of AVINZA represents a major step in the transformation of Ligand into a highly focused R&D and royalty driven pharmaceutical company," said John L. Higgins, President and Chief Executive Officer. "The proceeds from the sale of AVINZA will give us the opportunity to return cash to our shareholders and future royalties from AVINZA will support our research programs as we advance our product pipeline."

About Ligand
         Ligand discovers and develops new drugs that address critical unmet medical needs of patients in the areas of thrombocytopenia, cancer, hormone-related diseases, osteoporosis and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors.

Caution regarding Forward-Looking Statements
         This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to AVINZA royalties, indemnification obligations to King Pharmaceuticals under the purchase agreement, returning cash to shareholders, transformation of the Company and our product pipeline. Actual events or results may differ from Ligand's expectations. For example, we may not receive expected royalties on AVINZA or we may not be able to timely or successfully transform the Company or advance any product(s) in our pipeline. Also, it is possible that the final inventory adjustment under the purchase agreement with King will be greater than the estimated adjustment and that our indemnification obligations could exceed the escrow amount. In addition, the Company's board of directors has not completed the analyses necessary to determine the amount and timing of return of cash to shareholders. The failure to meet expectations with respect to any of the foregoing matters may reduce our stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, which are available at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts:
Ligand Pharmaceuticals Incorporated               Lippert/Heilshorn & Associates
John L. Higgins, President and CEO                Don Markley
or                                                dmarkley@lhai.com
Erika Luib-De la Cruz, Investor Relations         (310) 691-7100
(858) 550-7896
                                      # # #

                                                                               2